Exhibit 3.1.1

                            ARTICLES OF AMENDMENT
                                      OF
                          ARTICLES OF INCORPORATION
                                      OF
                    ALLIANCE FARMS COOPERATIVE ASSOCIATION


          The undersigned, Alliance Farms Cooperative Association, a Colorado cooperative association (the "Association"), for the purpose of amending the Articles of Incorporation of the Association in accordance with Article 55 of Title 7 of the Colorado Revised Statutes, does hereby make and execute these Articles of Amendment of Articles of Incorporation and does hereby certify that:

     1.   The name of the Association is Alliance Farms Cooperative Association.

     2. The following two resolutions were unanimously approved by the Board of Directors of the Association and thereafter unanimously approved by the members of the Association in accordance with the provisions of Section 7-55-109 of the Colorado Revised Statutes and set forth the text of two amendments to the Articles of Incorporation of the Association:

          RESOLVED, that the first paragraph of Article FIFTH of the Articles of Incorporation of the Association be, and it hereby is, amended to read in its entirety as follows:

          FIFTH. Directors. The initial number of directors to constitute the Board of Directors of the Association is four (4), and thereafter the number of directors to constitute the Board of Directors of the Association shall be fixed by, or in the manner provided in, the Bylaws; provided, however, that in no event shall the number of directors constituting the Board of Directors of the Association be less than three (3) or more than twelve (12). Each director shall hold such office, unless sooner removed or disqualified, until the next succeeding annual meeting or until such director's successor is duly elected and qualified. At least a majority of the directors constituting the Board of Directors shall be, and less than a majority of the directors constituting the Board of Directors need not be, members of the Association or representatives, duly authorized in writing, of legal entities that are members of the Association; provided, however, that more than one director may be a representative, duly authorized in writing, of the same legal entity that is a member of the Association.

          RESOLVED, that subparagraph (d) of Article SEVENTH of the Articles of Incorporation of the Association be, and it hereby is, amended to read in its entirety as follows:

          (d) Voting Rights. Only members of the Association shall have voting rights. Each member is entitled to cast one (1) vote, in person or by mail, with respect to each share of common stock of the Association standing in such member's name on the transfer books of the Association; provided, however, in the event that the Association borrows money from a lender subject to the provisions of 12 C.F.R.
     Part 614, as amended from time to time, and that any cooperative association member holds, at any time during the period in which any portion of such indebtedness remains outstanding, twenty-five percent (25%) or more of the issued and outstanding shares of common stock of the Association, then for voting purposes only, the number of shares of common stock of the Association with respect to which such member shall be entitled to vote shall be deemed, during the period of time that any portion of such indebtedness remains outstanding, to equal an whole number of shares nearest to, but less than, twenty-five percent (25%) of the issued and outstanding shares of common stock of the Association. Cumulative voting is not permitted in the election of directors. To the extent permitted by law, any and all actions to be taken by members of the Association may be approved by a majority of the votes entitled to be cast with respect thereto by members present, in person or by mail, at a meeting at which a quorum is present; provided, however, that any amendment, alteration, change or repeal of any provision of these Articles of Incorporation, any sale, lease, exchange or other disposition of all or substantially all of the property and assets of the Association, whether or not in the usual and regular course of its business, any merger or consolidation of which the Association is a party and to which the vote of the members is required by law, and any dissolution or voluntary termination of the Association, shall first be approved by a two-thirds (2/3) majority of the votes entitled to be cast with respect thereto by members present, in person or by mail, at a meeting at which a quorum is present.

     3. The date of the approval of each of the foregoing amendments by the members of the Association is September 28, 1994.

     4. No voting group of members were entitled to vote separately on either of the foregoing amendments.


          IN WITNESS WHEREOF, these Articles of Amendment have been executed by the Association by its President, and attested to by its Secretary, on October 17, 1994.

                         ALLIANCE FARMS COOPERATIVE ASSOCIATION



                         By:
                                   Wayne N. Snyder, President

ATTEST:



Dallas Reeve, Secretary


STATE OF MISSOURI   )
                    ) ss.
COUNTY OF JACKSON   )

          The foregoing instrument was acknowledged before me this 17th day of October, 1994, by Wayne N. Snyder, President of Alliance Farms Cooperative Association, a Colorado cooperative association, on behalf of the cooperative association.



                              Notary Public


My Commission expires:                              .